UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10

GENERAL FORM FOR REGISTRATION OF SECURITIES

Pursuant to Section 12(b) or (g) of the Securities Exchange Act of 1934

WASATCH FOOD SERVICES, INC.
(Exact name of registrant as specified in charter)

NEVADA	20-8121712
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

1492 Entertainment Avenue, Boise, Idaho	83709
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (208) 377-3200

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class	Name of each exchange on which
to be so registered	each class is to be registered

None	None

Securities to be registered pursuant to Section 12(g) of the Exchange Act:

Common Stock, Par Value $0.001

(Title of class)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	(Do not check if a smaller	Smaller reporting company	☒
reporting company)

FORWARD-LOOKING STATEMENTS

This report contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. These statements reflect the Company’s views with respect to future events based upon information available to it at this time. These forward-looking statements are subject to certain uncertainties and other factors that could cause actual results to differ materially from these statements. These uncertainties and other factors include, but are not limited to the risk factors described herein under the caption “Risk Factors.” The words “anticipates,” “believes,” “estimates,” “expects,” “plans,” “projects,” “targets” and similar expressions identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date the statement was made. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, changes in assumptions, future events or otherwise.

Item 1. Business.

General

We are and have since our inception in December 2006 been engaged in the restaurant business as a franchisee of BAJIO® Mexican Grill restaurants. We conduct our operations through our wholly owned subsidiary Wasatch Food Services Idaho, Inc., an Idaho corporation. Unless otherwise indicated, Wasatch Food Services, Inc. and Wasatch Food Services Idaho, Inc. are collectively referred to throughout this registration statement as “we,” “us,” the “Company,” or the “Registrant.”

Voluntary Filing

The Company is voluntarily filing this registration statement on Form 10 in order to become a reporting company under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which is required in order for the Company’s common stock to be included for quotation on the OTC Bulletin Board. Management also believes that the preparation and filing with the Securities and Exchange Commission (the “Commission”) of periodic reports under the Exchange Act may benefit the Company and its stockholders by making information about the business and financial condition of the Company readily available to the public. Following the filing of this registration statement, the Company will be obligated to file various reports required by the Exchange Act, including current reports on Form 8-K, quarterly reports on Form 10-Q and annual reports on Form 10-K. Although the Company may be entitled to deregister its securities under the Exchange Act until such time as the size of its assets and number of its shareholders requires mandatory registration, the Company has no plans to deregister its securities and intends to remain a reporting company for the foreseeable future.

Corporate History

We were incorporated under the laws of Nevada on December 26, 2006. In connection with our organization, we issued 30,000,000 shares of our common stock to our founding stockholders for $30,000. In January 2007, we issued 450,000 shares of our common stock to three investors for $45,000. In July 2007, we completed a private placement of our securities pursuant to which we issued 288,962 shares of our common stock to 29 investors for $86,608. In August and September 2008, we issued 300,000 shares of our common stock to three investors for $30,000. As a result, we currently have a total of 31,038,692 shares of our common stock outstanding, which are held by 56 stockholders of record.

BAJIO® Mexican Grill Franchise

We opened our first BAJIO® Mexican Grill franchise in November 2007 in Boise, Idaho. BAJIO® Mexican Grill is a national franchising company which currently has operating franchises in approximately ten states and plans to open new locations in additional states in the near future.

The BAJIO® franchises have been designed to replicate the aroma, quality and taste of the freshly made food served in the Bajio region of Mexico and to offer a warm, festive ambience that captures an experience that is truly the Bajio experience - celebration, conversation and cuisine. Each BAJIO® restaurant has standard trade dress consisting of glossy wooden tables, copper pots and ristras hanging above the cooking area, giant tin luminarios that serve as hanging chandeliers and colorful wall tile made to look like broken Mexican pottery embedded in sand and framed in the large windows. The menu ranges from traditional mexican fare such as salads, burritos, tacos, chimichangas, quesadillas and enchiladas to speciality items such as Mexican pizza and veggie burritos.

The restaurant is set up in a service-line style. At the entry point, customers place their orders and the appropriate type of tortilla is placed on the hot grill in front of them. Customers then move along the line selecting various additions and side dishes and watching the employees prepare their food. Each meal comes with a choice of Spanish or sweet rice and three bean options; black, pinto or refried. There are also different varieties of chicken (lime or honey glazed), pork (regular or sweet) and mild as well as hot salsa.

We acquired rights to franchise and operate BAJIO® restaurants in a defined geographical area of Idaho in January 2007 when we entered into an assignment agreement with Bajio-Idaho, LLC, an affiliate of our president, pursuant to which Bajio-Idaho assigned to us certain of its rights under an Area Development Rider and Franchise agreement with Bajio, LLC, the franchisor. We paid $25,000 for the assignment of such rights and the purchase price was paid in equal amounts to Ben Peay, our president, and Ryan Overton, our consultant, as the owners of Bajio-Idaho. The agreement requires us to develop a total of four BAJIO® restaurants in the defined area through December 31, 2009, including our first restaurant which we opened in Boise, Idaho on November 1, 2007. The agreement also provides for our payment of a $15,000 restaurant development fee for each restaurant to be developed under the agreement. The second restaurant was required to open by June 30, 2008, but a location has not been determined for the restaurant. As a result, we are currently in default under the agreement, and we are in discussions with the franchisor to extend the opening dates of the remaining three restaurants to be developed pursuant to the agreement.

In October 2007, we entered into a franchise agreement with Bajio, LLC, the franchisor, with respect to our first restaurant in Boise, Idaho. The agreement provides us with the right to use the proprietary systems developed by the franchisor, including its trademarked name BAJIO®, trade dress, recipes, formulas, food preparation procedures, business methods, forms and policies, trade names, service marks, logos and other items. The agreement sets forth the franchise fees and monthly royalty fees to be paid by us as well as the amount of our required annual payments to the franchisor’s national marketing and advertising fund. The agreement generally requires us to operate in strict compliance with the policies and procedures established by Bajio, LLC in order to ensure uniform appearances, procedures and quality at each BAJIO® restaurant, wherever located. The agreement also places restrictions on our ability to sell the franchise and our leased location and grants the franchisor a right of first refusal to acquire the franchise and the lease.

In September 2007, we entered into a commercial revolving line of credit with a national bank evidenced by a promissory note, which allows us to borrow up to a principal balance of $200,000. At December 31, 2008 and 2007, we had borrowed $196,386 and $101,105, respectively, against the line of credit and as of the date hereof, we have borrowed $200,000 against the line of credit. Interest on the note was originally calculated at a rate equal to the bank’s prime rate plus 1.25 percent (8.50% at December 31, 2007), payable monthly. The note originally provided that all outstanding principal and any unpaid interest were due on September 14, 2008; however, on September 14, 2008, the outstanding balance was rolled into a new note bearing interest at 7.5% that is due and payable on May 14, 2009. The note is collateralized by substantially all our tangible and intangible operating assets and is personally guaranteed by our officers, directors and certain principal stockholders. Accrued interest payable on the note was $686 and $141 at December 31, 2008 and 2007, respectively. We have received written notification from the bank that the due date for the loan has been extended for 45 days beyond May 14, 2009 pending its review of our request for a further extension of the loan however, no written amendment to the loan has been executed by the parties.

We have borrowed money from time to time from an affiliate of our president and an affiliate of the spouse of our secretary/treasurer. At December 31, 2008, we had notes payable totaling $104,500 to Hobble Creek Investments, Inc., a company owned by Ben Peay, and $20,000 to West Coast Trees, Inc., a company owned by Ryan Overton. The loans are unsecured, bear interest at an annual rate of 8%, and are payable upon demand. Interest expense on the related party notes payable for the years ended December 31, 2008 and 2007 was $6,412 and $1,267, respectively. Accrued interest payable – related party for these notes was $4,074 and $1,267 at December 31, 2008 and 2007, respectively. Subsequent to December 31, 2008, we borrowed an additional $32,000 from Hobble Creek Investments, Inc.

During the year ended December 31, 2007, we also received compensation of $110,232 from the developer of the shopping center where our restaurant is located. The compensation was unrelated to our rent agreement and consisted of fees for locating tenants for the shopping center.

Marketing and Sales

We pay a portion of our monthly revenues to an advertising fund maintained by the franchisor which funds are used to advertise the name of the franchise on a national basis. We also purchase advertising space in local newspapers and magazines and periodically conduct door to door advertising campaigns during which our employees distribute flyers, menus and small containers of chips to businesses and residences in our market area. Our advertising expenses for the years ended December 31, 2008 and 2007 were $12,193 and $3,298, respectively.

Competition

We compete for our customers’ food dollars with all other restaurants in our area and in the specific category of Mexican cuisine with all restaurants of that type in our market area. Competition in the food industry is intense and it is often difficult to entice customers to try a new restaurant and forgo their established dining habits. We believe we must compete based on the quality of our food, the cleanliness and inviting nature of our restaurant environment and the cost of our dining experience as compared to restaurants offering similar types of food. Because we are a new restaurant in the Boise area and are owned by a new franchisee corporation, almost all of our competitors may be expected to be better established and to have more experience and financial and human resources than do we. As such, there can be no assurance that we will be able to compete effectively in our chosen market.

Regulation

As the operator of a public restaurant facility, we are governed by local food handling and food service regulations, as well as regulations pertaining to the serving of alcoholic beverages. We are also subject to federal and state laws applicable to environmental hazards and hazardous wastes, although we do not believe that our operations utilize hazardous materials or generate hazardous wastes. At the present time, the cost of complying with such environmental laws is not significant and environmental laws and regulations do not have a material effect on our business or financial condition.

Employees and Consultants

We currently have 14 employees at our Boise restaurant, including one full-time manager. None of our employees is represented by a labor union and we believe our relationship with our employees to be good. Our operations are overseen by our officers. The loss of our officers, particularly our president, would have a material adverse impact on our business and there is no assurance that we could locate qualified replacements. We have not entered into employment agreements with our officers and we do not carry “key man” life insurance on their lives.

Facilities

Our restaurant and corporate offices are located at 1492 Entertainment Avenue, Boise, Idaho 83709, where our telephone number is (208) 377-3200. Such space consists of approximately 2,400 square feet of retail and office space that is leased from an unrelated third party by an affiliate for our benefit. The original term of the lease is ten years, commencing November 2007, with an option to extend the lease for an additional term of five years. Our minimum rental payments are $5,157 per month for the first five years of the lease and $5,672 per month for the next five years of the lease. For each year of a lease extension beyond ten years, the minimum monthly rent will be increased 2% annually from the date of the extension. The lease also requires us to pay common area maintenance, property taxes, insurance and other use and occupancy costs. The lease provides us with a tenant improvement allowance of $71,400 which we collected in February 2008. We believe these facilities will be adequate for the operation of our business for at least the next twelve months.

Item 1A. Risk Factors

Risk Factors

Our business involves significant risks. Prospective investors are cautioned not to make an investment in our Shares unless they can afford to lose their entire investment. Prospective investors should carefully consider the following risk factors and the other information included in this registration statement before deciding to buy our Shares.

The Report of Independent Registered Public Accounting Firm on our financial statements addresses an uncertainty about our ability to continue as a going concern.

The Report of Independent Registered Public Accounting Firm on our audited financial statements addresses an uncertainty about our ability to continue as a going concern, indicating that we were only recently formed, we have a limited operating history, and we have a working capital deficit of $329,465 and a stockholders’ deficit of $45,140 at December 31, 2008. This raises substantial doubt about our ability to continue as a going concern. We have not entered into any agreements or arrangements for the provision of additional debt or equity financing and there can be no assurance that we will be able to obtain additional debt or equity capital should it be required in order to continue our operations. There can be no assurance that our current working capital will be adequate to allow us to continue to implement our business plan or that we will be able to continue as a going concern.

We were incorporated in December 2006, have a history of operating losses and there can be no assurance that we will be able to operate at a profit in the future.

We were incorporated on December 26, 2006. We incurred a net loss of $13,835 for the year ended December 31, 2007 and a net loss of $238,646 for the year ended December 31, 2008. There can be no assurance that we will be able to operate at a profit in the future.

Our $200,000 revolving line of credit with our bank matures on May 14, 2009 and there can be no assurance that we will be able to obtain an extension of the line of credit or, alternatively, obtain a replacement loan facility.

We have a revolving line of credit with our bank which allows us to borrow up to a principal balance of $200,000. At December 31, 2008, we had borrowed $196,386 against the line of credit. All outstanding principal and any unpaid interest are due on May 14, 2009. The note is collateralized by substantially all tangible and intangible operating assets of the Company, and is personally guaranteed by the major shareholders of the Company. We have received written notification from the bank that the due date for the loan has been extended for 45 days beyond May 14, 2009 pending its review of our request for a further extension of the loan however, no written amendment to the loan has been executed by the parties and there can be no assurance that we will be able to obtain an extension of the line of credit or, alternatively, obtain a replacement loan facility. In addition, there can be no assurance that operations and operating cash flows will not deteriorate further, requiring more capital than is currently available to us. If we are unable to achieve profitable operations and positive operating cash flows sufficient to meet scheduled debt obligations, we will need to seek additional funding or may be forced to scale back our development plans or to significantly reduce or terminate our operations.

Our operations are subject to various risks including, but not limited to, the continuation of the economic crisis and the related decrease in consumer spending, which we believe to have had a material adverse effect on our business and financial condition.

Our success will depend on our ability to grow our operations so that our revenues can begin to exceed our costs of operation. Our operations are subject to various risks including, but not limited to, the continuation of the economic crisis and the related decrease in consumer spending which we believe has already reduced sales at our restaurant and has had a material adverse effect on our business and financial condition. If the economic crisis continues, it could further reduce our sales and have a further material adverse effect on our business and financial condition.

Because we are a new business, we have not proven our ability to generate profit and it is difficult to evaluate our business.

To date, we have only operated our restaurant for approximately 18 months, we have no meaningful operating history and it is difficult to evaluate our company based on its track record and prior operating history. Our operations are subject to all risks inherent in the creation of a new business, including the absence of a history of operations and of proven revenues and profits produced over a significant period of time. We believe we are especially vulnerable to the problems, delays, expenses and difficulties encountered by any company in the startup stage. We are continuing to establish many functions which are necessary to conduct business, including, managerial and administrative structure, marketing activities, financial systems, computer systems, and personnel recruitment. For the year ended December 31, 2008, we had $394,121 in sales and a net loss of $236,646. No assurances can be given that we will ever achieve profitable operations.

We will require additional funds to continue our business plan.

At December 31, 2008, we had a working capital deficit of $329,465 and a stockholders’ deficit of $45,140. We incurred a net loss of $238,646 and used cash of $240,512 in our operations during the year ended December 31, 2008, our first full year of operations. As such, we are dependent on the receipt of additional debt or equity capital to fund our operations until such time as our revenues exceed our expenses and we begin to operate at a profit, if ever. In addition, we believe it will cost between $375,000 and $450,000 to begin operating each of our proposed additional restaurant locations. We have not entered into any agreement or arrangement for the provision of additional debt or equity funding and no assurances can be given that such funding will be available to us on acceptable terms or at all. In addition, we may encounter unforeseen events in connection with our operations which affect the estimated amount of additional funds required by the Company. If additional funds are not obtained when required, the lack thereof will have a material adverse effect on the Company and could result in the termination of our proposed business.

We have limited experience in restaurant operations which may affect our ability to operate profitably.

We commenced our operations relatively recently and we have limited experience in restaurant operations. We will, however, receive some assistance from our franchisor. However, there can be no assurance that we will be able to operate profitably or that we will be able to obtain a sufficient customer base to profitably operate our business.

We depend on our franchisor to assist us in obtaining food and for general direction in operating our business.

We import products from or through our franchisor. In the event our franchisor has financial or other difficulties it will directly affect our ability to continue to operate the franchised restaurant.

The acceptance of services and food by regular customers is uncertain.

Our business is based on a perceived demand for our services and food. There is no assurance of market acceptance of our services and food, and our business will be subject to all the risks associated with our introduction of a new restaurant to the marketplace. We did not and have not undertaken any independent market studies to determine the potential demand for our food or the feasibility of our marketing concept.

We depend on our officers and the loss of their services would have an adverse effect on our business.

We are dependent on our officers, particularly our president, to operate our business and the loss of such person would have an adverse impact on our operations until such time as he could be replaced, if he could be replaced. We do not have employment agreements with our officers and we do not carry key man life insurance on their lives. (See “Management.”)

Because we are significantly smaller than the majority of our competitors, we may lack the resources needed to capture market share.

We are engaged in a highly competitive business and will compete directly with companies that have longer operating histories, more experience, substantially greater financial resources, greater size, more substantial marketing organizations, established distribution channels and are better situated in the market than are we. Our competitors and potential competitors include fast food and other restaurants. Our competitors may use their economic strength to influence the market to continue to purchase their existing food and services. We do not have an established customer base and are likely to encounter a high degree of competition in developing a customer base. New competitors may emerge and may develop additional restaurant offerings that compete with our offerings. No assurance can be given that we will be successful in competing in this industry.

There is currently no established trading market for our stock and there is no assurance that any market will develop in the future, which means a purchaser of our shares may not be able to resell the shares in the future.

Our common stock recently became eligible for quotation on the Pink Sheets under the symbol “WTFS,” although there is currently no active trading market for our stock, and there can be no assurance that an active or liquid trading market for our stock will develop in the future. As a result, an investment in our common stock must be considered an “illiquid” investment and a purchaser may not be able to resell the shares acquired by him in the future. (See “Item 9. Market of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters.”)

Our stock is subject to special sales practice requirements that could have an adverse impact on any trading market that may develop for our stock.

Our stock is subject to special sales practice requirements applicable to “penny stocks” which are imposed on broker-dealers who sell low-priced securities of this type. These rules may be anticipated to affect the ability of broker-dealers to sell our stock, which may in turn be anticipated to have an adverse impact on the market price for our stock if and when a trading market should develop. (See “Item 9. Market of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters.”)

Our officers and directors own a majority of our issued and outstanding shares and other stockholders have little or no ability to elect directors or influence corporate matters

As of May 14, 2009, our officers, directors and founding stockholders were the beneficial owners of approximately 75% of our issued and outstanding shares of common stock. Such persons will able to determine the outcome of actions taken by us that require stockholder approval. For example, they will be able to elect all of our directors and control the policies and practices of the Company. (See “Item 4. Security Ownership of Certain Beneficial Owners and Management.”)

A significant portion of our shares are currently eligible for sale under Rule 144, which may have an adverse impact on any trading market that may develop for our common stock.

Of the 31,038,692 issued and outstanding shares of our common stock, approximately 23,275,000 shares constitute restricted securities held by affiliates of the Company, 988,692 shares constitute shares held by non-affiliates which may currently be traded without restriction, 300,000 shares constitute restricted shares held by non-affiliates which will become eligible for resale under Rule 144 during August and September 2009, and 6,475,000 shares constitute restricted shares held by non-affiliates which will become eligible for resale under Rule 144 during May 2010. Once restricted shares have been held by shareholders who are non-affiliates for more than one year, such non-affiliates are able to sell such shares in any market for our common stock without limitation. For stockholders who are “affiliates” of the Company, which generally includes officers, directors and 10% or greater stockholders, Rule 144 generally requires that they not make any sales unless the Company is current in the filing of periodic reports with the SEC, that they file notices on Form 144 with respect to such sales, and that their public sales of restricted securities do not exceed the greater of 1% of the Company’s issued and outstanding shares of common stock or 1% of the average trading volume on a national exchange during the preceding four weeks. The possibility of sales under Rule 144 may, in the future, have a depressive effect on the price of the Company’s securities in any market which may develop.

We do not anticipate paying dividends in the foreseeable future.

We have never paid dividends on our stock. The payment of dividends, if any, on the common stock in the future is at the discretion of the board of directors and will depend upon our earnings, if any, capital requirements, financial condition and other relevant factors. The board of directors does not intend to declare any dividends on our common stock in the foreseeable future.

We have only one director and he is not an independent director, which means our board of directors may be influenced by the concerns, issues or objectives of management to a greater extent than would occur with a number of independent directors.

We have only one director and he is not an independent director. As a result, our board of directors may be influenced by the concerns, issues or objectives of management to a greater extent than would occur with independent board members. In addition, we do not have the benefit of having persons independent of management review, comment and direct our corporate strategies and objectives and oversee our reporting processes, our disclosure controls and procedures and our internal control over financial reporting.

We have the ability to issue additional shares of common stock and to issue shares of preferred stock without stockholder approval.

The Company is authorized to issue up to 150,000,000 shares of common stock. To the extent of such authorization, the officers of the Company have the ability, without seeking stockholder approval, to issue additional shares of common stock in the future for such consideration as they believe to be sufficient. The issuance of additional common stock in the future will reduce the proportionate ownership and voting power of the Company’s current stockholders. The Company is also authorized to issue up to 10,000,000 shares of preferred stock, the rights and preferences of which may be designated in series by the board of directors. To the extent of any authorizations, such designations may be made without stockholder approval. The designation and issuance of a series of preferred stock in the future could create additional securities which may have voting, dividend, liquidation preferences or other rights that are superior to those of the common stock, which could effectively deter any takeover attempt of the Company.

Item 2. Financial Information.

Selected Financial Data

This Item is not applicable to the Company because it is a Smaller Reporting Company.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

You should read the following discussion in conjunction with our financial statements, which are included elsewhere in this report. The following information contains forward-looking statements. (See “Forward Looking Statements” and “Item 1A. Risk Factors.”)

General

We acquired rights to franchise and operate BAJIO® Mexican Grill restaurants in a defined geographical area of Idaho in January 2007 when we entered into an assignment agreement with Bajio-Idaho, LLC, an affiliate of our president, pursuant to which Bajio-Idaho assigned to us certain of its rights under an Area Development Agreement and Franchise agreement with Bajio, LLC, the franchisor. The agreement requires us to develop a total of four BAJIO® restaurants in the defined area through December 31, 2009, including our first restaurant which we opened in Boise, Idaho on November 1, 2007. We are currently in default under the agreement, and we are in discussions with the franchisor to extend the opening dates of the remaining three restaurants to be developed pursuant to the agreement.

We currently operate our restaurant in Boise, Idaho through our wholly owned subsidiary, Wasatch Food Services Idaho, Inc. (“WFSI”). Our consolidated financial statements include the accounts of the Company and WFSI. All inter-company balances and transactions are eliminated in consolidation. The Company was a development stage company for accounting purposes through November 1, 2007 when the restaurant was opened.

Critical Accounting Policies

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires our management to make assumptions, estimates and judgments that affect the amounts reported in the financial statements, including the notes thereto, and related disclosures of commitments and contingencies, if any. We consider our critical accounting policies to be those that require the more significant judgments and estimates in the preparation of financial statements, including the following:

Inventories

Inventories, consisting principally of food, beverages and supplies, are valued at cost, using the first-in, first-out (FIFO) method. Certain inventories are purchased from a small number of suppliers.

Franchise Rights

The cost of franchise rights held by WFSI for Bajio restaurants in a defined geographical area of Idaho have been expensed as incurred and included in the consolidated statements of operations in pre-opening costs. The Company is currently in default under the agreement and operating its restaurant at a loss. Therefore, the cost of the franchise rights has been expensed rather than capitalized due to these uncertainties.

Revenue Recognition

Revenue from restaurant sales is recognized when food and beverage products are sold. The Company reports revenue net of sales taxes collected from customers and remitted to governmental taxing authorities. Deferred revenue is recorded for gift cards that have been sold but not yet redeemed at their anticipated redemption value. The Company recognizes revenue and reduces the related deferred revenue when the gift cards are redeemed.

Tenant location fees revenue is recognized when services have been provided and fees have been received.

Franchise Fees

Franchise fees, generally equal to 8.5% of revenues including payments to the advertising fund, are accrued and included in other restaurant operating expenses.

Restaurant Pre-Opening Costs

Pre-opening costs, including costs of franchise rights, wages, benefits and travel for the training and opening teams, food and other restaurant operating costs are expensed as incurred prior to a restaurant opening for business.

Income Taxes

Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carryforwards, and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Results of Operations

Restaurant operations commenced on November 1, 2007; therefore, operating revenues, costs and expenses for the year ended December 31, 2007 are for a two-month period compared to a full year of operations for the year ended December 31, 2008. As a result, our results of operations for the years ended December 31, 2008 and 2007 are not comparable.

Revenues – Restaurant Sales

Revenues from restaurant sales were $394,121 and $57,725 for the years ended December 31, 2008 and 2007, respectively. Restaurant sales include sales of food and beverages and are reduced for certain discounts, coupons and other promotional items.

Restaurant Operating Costs

Restaurant operating costs include: food, beverage and packaging costs; labor; occupancy costs; and other operating costs. These costs for the years ended December 31, 2008 and 2007 were as follows:

	2008	2007 (two months)
Food, beverage and packaging	$ 156,338	$ 22,977
Labor	167,889	28,746
Occupancy	95,752	13,960
Other operating costs	81,818	14,606

Total	$ 501,797	$ 80,289

Labor costs include salaries and wages, payroll taxes and employee benefits. Occupancy costs include rent, repairs and maintenance, utilities and property taxes. Other operating costs include advertising and promotion, operating supplies, printing and reproduction, insurance and other expenses.

Due to the start-up nature of our operations in 2007 and during a significant portion of 2008, our restaurant operating costs exceeded our revenues from restaurant sales.

General and Administrative Expenses

General and administrative expenses consist of legal, accounting, travel, office and management expenses, and were $80,911 and $27,170 for the years ended December 31, 2008 and 2007, respectively. The increase in these expenses in 2008 was due primarily to increases in legal and accounting and management expenses.

Depreciation and Amortization Expense

Depreciation and amortization expense was $36,982 and $6,590 for the years ended December 31, 2008 and 2007, respectively, and increased in 2008 due to a full year of restaurant operations.

Pre-Opening Costs

In 2007, pre-opening costs of $58,630, including costs of franchise rights, wages, benefits and travel for the training and opening teams, food and other restaurant operating costs incurred prior to the opening of the restaurant were expensed as incurred. There were no pre-opening costs in 2008.

Interest Expense

Interest expense was $18,345 and $3,845 for the years ended December 31, 2008 and 2007, respectively. Interest expense increased in 2008 due to a full year of debt outstanding as well as an increase in the total debt outstanding required to fund operations.

Tenant Location Fees Income

During the year ended December 31, 2007, the Company received compensation of $110,232 from the developer of the shopping center where the Company’s restaurant is located. The compensation was unrelated to the rent agreement for the restaurant premises, and consisted of fees for locating tenants for the shopping center. There were no such fees received in 2008.

Liquidity and Capital Resources

Since inception in December 2006 through December 31, 2008, our operating costs and expenses have exceeded our operating revenues and we have generated an accumulated deficit of $253,668. We have funded our start-up costs and the excess of our costs and expenses over our operating revenues primarily from the sale of our common stock and notes payable to related parties and to our bank. As of December 31, 2008, we had current assets of $18,661 (including cash of $7,365) and current liabilities of $348,126, resulting in a working capital deficiency of $329,465.

For the year ended December 31, 2008, net cash used in operating activities was $240,512 primarily as a result of our net loss of $238,646 and the decrease in accounts payable and other current liabilities. Net cash provided by operations for the year ended December 31, 2007 was $17,732 since our operating loss and interest expense in 2007 were offset by our receipt of a tenant location fee of $110,232.

Net cash provided by investing activities for the year ended December 31, 2008 was $68,704, comprised of the receipt of a tenant improvement allowance of $71,400, partially offset by purchases of property and equipment of $2,696. Net cash used in investing activities for the year ended December 31, 2007 was $349,943 for purchases of property and equipment.

Net cash provided by financing activities was $171,671 for the year ended December 31, 2008, comprised of $30,000 from the issuance of common stock, $124,500 proceeds from notes payable – related party, $94,171 net proceeds from our note payable – bank, partially offset by repayment of notes payable – related party of $77,000. Net cash provided by financing activities for the year ended December 31, 2007 was $309,713, comprised of $131,800 from the issuance of common stock, $77,000 proceeds from notes payable – related party, and $101,105 net proceeds from our note payable – bank.

We have a revolving line of credit with our bank which allows us to borrow up to a principal balance of $200,000. At December 31, 2008 and 2007, we had borrowed $196,386 and $101,105, respectively, against the line of credit. Interest on the note is calculated at a rate equal to the bank’s prime rate plus 1.25 percent (7.50% at December 31, 2008), payable monthly. All outstanding principal and any unpaid interest are due on May 14, 2009. We have received written notification from the bank that the due date for the loan has been extended for 45 days beyond May 14, 2009 pending its review of our request for a further extension of the loan however, no written amendment to the loan has been executed by the parties and there can be no assurance that we will be able to obtain an extension of the loan. The note is collateralized by substantially all tangible and intangible operating assets of the Company, and is personally guaranteed by the major shareholders of the Company. Accrued interest payable on the note was $686 and $141 at December 31, 2008 and 2007, respectively.

At December 31, 2008, the Company had notes payable – related party totaling $104,500 to Hobble Creek Investments, Inc., a company owned by Ben Peay, President of the Company, and $20,000 to West Coast Trees, Inc., a company owned by Ryan Overton, the spouse of Megan Overton, Secretary/Treasurer of the Company. The loans are unsecured, bear interest at an annual rate of 8%, and are payable upon demand.

Until our restaurant operations reach a successful level where we are able to cover our operating expenses, we will require additional funding from the sale of our common stock or the issuance of debt. In addition, we have borrowed the maximum amount available under our revolving line of credit with our bank of $200,000 and the line of credit matures on May 14, 2009. We have received written notification from the bank that the due date for the loan has been extended for 45 days beyond May 14, 2009 pending its review of our request for a further extension of the loan however, no written amendment to the loan has been executed by the parties and there can be no assurance that we will be able to obtain an extension of the line of credit or, alternatively, obtain a replacement loan facility. In addition, there can be no assurance that operations and operating cash flows will not deteriorate further, requiring more capital than is currently available to the Company. If the Company is unable to achieve profitable operations and positive operating cash flows sufficient to meet scheduled debt obligations, it will need to seek additional funding or may be forced to scale back its development plans or to significantly reduce or terminate operations.

Recent Accounting Pronouncements

On May 9, 2008, the FASB issued Statement of Financial Accounting Standards (“SFAS”) No. 162, The Hierarchy of Generally Accepted Accounting Principles. This statement is intended to improve financial reporting by identifying a consistent framework, or hierarchy, for selecting accounting principles to be used in preparing financial statements in conformity with U.S. generally accepted accounting principles (GAAP) for nongovernmental entities. The statement establishes that the GAAP hierarchy should be directed to entities because it is the entity (not its auditor) that is responsible for selecting accounting principles for financial statements that are presented in conformity with GAAP. This statement is effective 60 days following the SEC’s approval of the Public Company Accounting Oversight Board Auditing amendments to AU Section 411, The Meaning of Present Fairly in Conformity with Generally Accepted Accounting Principles. The Company does not believe the implementation of this statement will have a material impact on its financial statements.

In March 2008, the FASB issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities. This statement changes the disclosure requirements for derivative instruments and hedging activities. Entities are required to provide enhanced disclosures about (a) how and why an entity uses derivative instruments, (b) how derivative instruments and related hedged items are accounted for under SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, and its related interpretations, and (c) how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows. This statement is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, or the Company’s fiscal year beginning January 1, 2009, with early application encouraged. This statement encourages, but does not require, comparative disclosures for earlier periods at initial adoption. The Company is unable to determine what impact the future application of this pronouncement may have on its financial statements.

In December 2007, the FASB issued SFAS No. 141(R) (revised 2007), Business Combinations. This statement replaces SFAS No. 141, Business Combinations and applies to all transactions or other events in which an entity (the acquirer) obtains control of one or more businesses (the acquiree), including those sometimes referred to as “true mergers” or “mergers of equals” and combinations achieved without the transfer of consideration. This statement establishes principles and requirements for how the acquirer: a) recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree; b) recognizes and measures the goodwill acquired in the business combination or a gain from a bargain purchase; and c) determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. This statement will be effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008, or the Company’s fiscal year beginning January 1, 2009. Earlier adoption is prohibited. The Company currently is unable to determine what impact the future application of this pronouncement may have on its financial statements.

In December 2007, the FASB issued SFAS 160, Noncontrolling Interests in Consolidated Financial Statements. This statement applies to all entities that prepare consolidated financial statements, except not-for-profit organizations, and amends Accounting Research Bulletin (“ARB”) 51 to establish accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. It also amends certain of ARB 51’s consolidation procedures for consistency with the requirements of SFAS No. 141(R) (revised 2007). This statement will be effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008, or the Company’s fiscal year beginning January 1, 2009. Earlier adoption is prohibited. The Company is currently unable to determine what impact the future application of this pronouncement may have on its financial statements.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities – Including an Amendment of FASB Statement No. 115. This statement permits entities to choose to measure many financial instruments and certain other items at fair value. Most of the provisions of SFAS No. 159 apply only to entities that elect the fair value option. However, the amendment to SFAS No. 115 Accounting for Certain Investments in Debt and Equity Securities, applies to all entities with available-for-sale and trading securities. SFAS No. 159 is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007. The Company adopted SFAS No. 159 on January 1, 2008, with no material impact on its financial statements.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements. SFAS No. 157 defines fair value, establishes a framework for measuring fair value, and requires enhanced disclosures about fair value measurements. SFAS No. 157 requires companies to disclose the fair value of their financial instruments according to a fair value hierarchy as defined in the standard. Additionally, companies are required to provide enhanced disclosure regarding financial instruments in one of the categories, including a reconciliation of the beginning and ending balances separately for each major category of assets and liabilities. In February 2008, the FASB issued FASB Staff Position (FSP) No. FAS 157-2, which delays by one year the effective date of SFAS No. 157 for certain types of non-financial assets and non-financial liabilities. As a result, SFAS No. 157 will be effective for financial statements issued for fiscal years beginning after November 15, 2007 for financial assets and liabilities carried at fair value on a recurring basis, and for fiscal years beginning after November 15, 2008 for non-recurring non-financial assets and liabilities that are recognized or disclosed at fair value. In October 2008, the FASB issued FSP No. 157-3, Determining the Fair Value of a Financial Asset When the Market for That Asset is Not Active, or FSP 157-3.  FSP 157-3 clarifies the application of SFAS 157 in a market that is not active and provides an example to illustrate key considerations in determining the fair value of a financial asset when the market for that financial asset is not active.  FSP 157-3 was effective upon issuance, including prior periods for which financial statements have not been issued.

The Company adopted SFAS No. 157 for financial assets and liabilities carried at fair value on a recurring basis on January 1, 2008, with no material impact on its financial statements. The Company is currently unable to determine the impact on its financial statements of the application of SFAS No. 157 on January 1, 2009, for non-recurring non-financial assets and liabilities that are recognized or disclosed at fair value.

Off-Balance Sheet Arrangements

The Company operates its restaurant in leased premises. The original term of the lease is ten years, commencing November 2007, with an option to extend the lease for an additional five years. For the first five years of the lease, the Company is obligated to pay minimum rent of $5,157 per month. For the next five years of the lease, the Company is obligated to pay minimum rent of $5,672 per month. For each year of a lease extension beyond ten years, the minimum monthly rent will be increased 2% annually from the date of the extension. The lease also provides for the payment by the Company of common area maintenance, property taxes, insurance and other use and occupancy costs.

Future minimum lease payments required under the operating lease at December 31, 2008 are as follows:

2009	$ 61,880
2010	61,880
2011	61,880
2012	62,912
2013	68,068
Thereafter	260,927
Total minimum lease payments	$ 577,547

Quantitative and Qualitative Disclosure About Market Risk

This Item is not applicable to the Company because it is a Smaller Reporting Company.

Item 3. Properties.

Our restaurant and corporate offices are located at 1492 Entertainment Avenue, Boise, Idaho 83709. Such space consists of approximately 2,400 square feet of retail and office space that is leased from an unrelated third party by an affiliate for our benefit. The original term of the lease is ten years, commencing November 2007, with an option to extend the lease for an additional term of five years. Our minimum rental payments are $5,157 per month for the first five years of the lease and $5,672 per month for the next five years of the lease. For each year of a lease extension beyond ten years, the minimum monthly rent will be increased 2% annually from the date of the extension. The lease also requires us to pay common area maintenance, property taxes, insurance and other use and occupancy costs. The lease provides us with a tenant improvement allowance of $71,400 which we collected in February 2008. We believe these facilities will be adequate for the operation of our business for at least the next twelve months.

Item 4. Security Ownership of Certain Beneficial Owners and Management.

The following table sets forth as of May 14, 2009, the number of shares of the Company’s common stock, par value $0.001, owned of record or beneficially by each person known to be the beneficial owner of 5% or more of the issued and outstanding shares of the Company’s common stock, and by each of the Company’s officers and directors, and by all officers and directors as a group. On such date, there were 31,038,692 issued and outstanding shares of our common stock.

Title of Class	Beneficial Owner (1)	Amount	Percentage Ownership

Principal Stockholders
Common Stock	Sugarloaf Management LLC (2)	3,525,000	11.4%

Officers and Directors
Common Stock	Ben Peay	9,750,000	31.4%
Common Stock	Megan Overton	10,000,000	32.2%
Common Stock	All Executive Officers
	And Directors as a Group (2 Persons)	12,250,000	63.6%

____________________________________________________

(1) Except as otherwise noted, shares are owned beneficially and of record, and such record stockholder has sole voting, investment, and dispositive power over the shares indicated.

(2) The address for Sugarloaf Management LLC is 2278 Cimmaron Drive, Springville, Utah 84663. David Elkington is the manager of Sugarloaf Management LLC and may be deemed to be a beneficial owner of the shares of common stock held of record by Sugarloaf Management LLC.

Item 5. Directors, Executive Officers and Corporate Governance

Directors and Executive Officers

The following table indicates the name, age, term of office and position held by each of our officers and our sole director. The term of office for each officer position is for one year or until his or her successor is duly elected and qualified by the board of directors. The term of office for a director is for one year or until his or her successor is duly elected and qualified by the stockholders.

Name	Age	Term Of Office	Positions Held
Ben Peay	38	2009	President and Director
Megan Overton	31	2009	Secretary and Treasurer

________________________

Certain biographical information with respect to our officers and directors is set forth below.

Ben Peay is a founder of the Company and has served as its President and a director since its inception in December 2006. From 1997 through April 2009, Mr. Peay was employed as a pharmaceutical sales representative for an international pharmaceutical company. Mr. Peay graduated from the University of Utah with a BS degree in Finance in 1995.

Megan Overton, is a founder of the Company and has served as Secretary and Treasurer since February, 2007. Ms. Overton also is and has since 2003 been the owner and operator of Timeless Cosmetics, LLC in Provo, Utah. Since 2006 Ms. Overton has also been employed on a part-time basis by Xage, LLC as an assistant to doctors performing medical spa procedures. Ms. Overton graduated from Brigham Young University with a BS degree in English and Sociology in 2001.

Family Relationships

There are no family relationships among our directors, executive officers or persons nominated or chosen to become directors or executive officers.

Director Meetings and Stockholder Meeting Attendance

The Board of Directors held no formal meetings during 2008, but the directors met on several occasions during 2008 for informal discussions and took action by unanimous written consents in lieu of meetings. Our policy is to encourage, but not require, members of the Board of Directors to attend annual stockholder meetings. We did not hold an annual stockholders’ meeting during the prior year.

Board of Directors

Our board of directors consists of one person, Ben Peay. Mr. Peay is not “independent” within the meaning of Rule 4200(a)(15) of the NASDAQ Marketplace because he is an officer and employee of the Company.

Our board of directors has not appointed any standing committees, there is no separately designated audit committee and the entire board of directors acts as our audit committee. The board of directors does not have an independent “financial expert” because it does not believe the scope of the Company’s activities to date has justified the expenses involved in obtaining such a financial expert. In addition, our securities are not listed on a national exchange and we are not subject to the special corporate governance requirements of any such exchange.

The Company does not have a compensation committee and the entire board participates in the consideration of executive officer and director compensation. The Company’s executive officers are also members of the Company’s board of directors and such persons participate in determining the amount and form of executive and director compensation. To date, the Company has not engaged independent compensation consultants to determine or recommend the amount or form of executive or director compensation.

The Company does not have a standing nominating committee and the Company’s entire board of directors performs the functions that would customarily be performed by a nominating committee. The board of directors does not believe a separate nominating committee is required at this time due to the limited size of the Company’s business operations and the limited resources of the Company which do not permit it to compensate its directors. The board of directors has not established policies with regard to the consideration of director candidates recommended by security holders or the minimum qualifications of such candidates.

Code of Ethics

We have not adopted a Code of Ethics that applies to our executive officers, including our principal executive, financial and accounting officers. We do not believe the adoption of a code of ethics at this time would provide any meaningful additional protection to the Company because we have only two officers and our business operations are not extensive or complex.

Item 6. Executive Compensation.

The following table sets forth certain information regarding the annual compensation paid to our chief executive officer in all capacities for the fiscal years ended December 31, 2008 and 2007. No executive officer of the Company received total annual compensation in excess of $100,000 per year during the 2008 or 2007 fiscal years.

Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compen-sation	All Other Compen-sation	Total

Ben Peay	2008	-	-	-	-	-	-	-
President(1)	2007	-	-	-	-	-	-	-

(1) The Company's consolidated financial statements include services contributed to capital by Mr. Peay in the amount of $7,200 during 2008 and $9,720 during 2007.

We have not granted our officers or directors any stock options, stock awards or other forms of equity compensation. We do not currently provide our officers or directors with medical insurance or other similar employee benefits, although we may do so in the future.

We do not have any retirement, pension, profit sharing, or insurance or medical reimbursement plans covering our officers or directors, and we are not contemplating implementing any such plans at this time.

Officer Compensation

We do not currently provide any compensation to our officers. We reimburse our officers for reasonable costs and expenses incurred by them in connection with our business. We may pay additional compensation to our officers in the future, including medical insurance and retirement benefits and increases in compensation, if justified based on the growth of our business and the time such persons are required to devote to our business. We have not entered into an employment agreement with any of our officers.

Director Compensation

Our directors do not currently receive any compensation for serving in their capacity as directors.

Item 7. Certain Relationships and Related Transactions.

Unless otherwise indicated, the terms of the following transactions between related parties were not determined as a result of arm’s length negotiations.

In December 2006 and in connection with our organization, we issued 30,000,000 shares of common stock to Ben Peay, our president and director, Megan Overton, our secretary and treasurer, and Sugarloaf Management, LLC in consideration for cash payments in the aggregate amount of $30,000.

We have retained the services of Ryan Overton, the husband of Megan Overton, our secretary and treasurer, as a consultant to the Company at the rate of $25 per hour to consult with us with regard to the opening and operation of our first restaurant. We did not make any consulting payments to Mr. Overton during the 2008 fiscal year.

We acquired rights to franchise and operate BAJIO® restaurants in a defined geographical area of Idaho in January 2007 when we entered into an assignment agreement with Bajio-Idaho, LLC, an affiliate of our president, pursuant to which Bajio-Idaho assigned to us certain of its rights under an Area Development Rider and Franchise agreement with Bajio, LLC, the franchisor. We paid $25,000 for the assignment of such rights and the purchase price was paid in equal amounts to Ben Peay, our president, and Ryan Overton, our consultant and the spouse of our secretary/treasurer, as the owners of Bajio-Idaho.

We have borrowed money from time to time from an affiliate of our president and an affiliate of Ryan Overton, the spouse of our secretary/treasurer. At December 31, 2008, we had notes payable totaling $104,500 to Hobble Creek Investments, Inc., a company owned by Ben Peay, and $20,000 to West Coast Trees, Inc., a company owned by Ryan Overton. The loans are unsecured, bear interest at an annual rate of 8%, and are payable upon demand. At December 31, 2007, we had notes payable totaling $77,000 to Hobble Creek Investments, Inc. The loans were unsecured, provided for interest at an annual rate of 8%, and were payable upon demand. These 2007 notes payable were repaid during 2008. Interest expense on the related party notes payable for the years ended December 31, 2008 and 2007 was $6,412 and $1,267, respectively. Accrued interest payable – related party for these notes was $4,074 and $1,267 at December 31, 2008 and 2007, respectively. Subsequent to December 31, 2008, we borrowed an additional $32,000 from Hobble Creek Investments, Inc.

Item 8. Legal Proceedings.

The Company is not a party to any material legal proceedings, and to our knowledge, no such legal proceedings have been threatened against us.

Item 9. Market of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters.

Market Information

In May 2009, the Company's common stock became included on the Pink Sheets under the symbol “WTFS.” However, no bid or asked quotations are currently being published and there is currently no active trading market for the Company's stock. There can be no assurance that an active or liquid trading market for the Company's stock will develop in the future.

At May 14, 2009, there were approximately 56 holders of record of the Company's common stock, as reported by the Company's transfer agent. In computing the number of holders of record, each broker-dealer and clearing corporation holding shares on behalf of its customers is counted as a single stockholder.

No dividends have ever been paid on the Company's securities, and the Company has no current plans to pay dividends in the foreseeable future.

Special Sales Practice Requirements with Regard to “Penny Stocks”

In order to protect investors from patterns of fraud and abuse that have occurred in the market for low priced securities commonly referred to as “penny stocks,” the SEC has adopted regulations that generally define a “penny stock” to be any equity security having a market price (as defined) less than $5.00 per share, or an exercise price of less than $5.00 per share, subject to certain exceptions. Since the price of our stock is well below $5.00 per share, our stock is subject to the “penny stock” regulations. As a result, broker-dealers selling our common stock are subject to additional sales practices when they sell our stock to persons other than established clients and “accredited investors.” For transactions covered by these rules, before the transaction is executed, the broker-dealer must make a special customer suitability determination, receive the purchaser’s written consent to the transaction and deliver a risk disclosure document relating to the penny stock market. The broker-dealer must also disclose the commission payable to both the broker-dealer and the registered representative taking the order, current quotations for the securities and, if applicable, the fact that the broker-dealer is the sole market maker and the broker-dealer’s presumed control over the market. Monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. Such “penny stock” rules may restrict trading in our common stock and may deter broker-dealers from effecting transactions in our common stock.

Transfer Agent

Action Stock Transfer Corp., 7069 South Highland Dr., Suite 300, Salt Lake City, UT 84121, Telephone: (801) 274-1088, serves as the transfer agent and registrar for our common stock.

Item 10. Recent Sales of Unregistered Securities.

We were incorporated under the laws of Nevada on December 26, 2006. In connection with our organization, we issued 30,000,000 shares of our common stock to our founding stockholders for $30,000. In January 2007, we issued 450,000 shares of our common stock to three investors for $45,000. In July 2007, we completed a private placement of our securities pursuant to which we issued 288,962 shares of our common stock to 29 investors for $86,608. In August and September 2008, we issued 300,000 shares of our common stock to three investors for $30,000. No underwriter was involved in the transactions and the shares were sold by the Company directly to the investors. The shares were sold without registration under the Securities Act of 1933, as amended (the "Securities Act"), in reliance on the exemption from such registration requirements provided by Section 4(2) of the Securities Act for transactions not involving any public offering. The shares were sold without general advertising or solicitation, the purchasers acknowledged that they were purchasing (restricted securities( which had not been registered under the Securities Act and which were subject to certain restrictions on resale, and the certificates representing the shares were imprinted with the usual and customary restricted stock legend.

Item 11. Description of Registrant’s Securities to be Registered.

We are authorized to issue 150,000,000 shares of common stock, par value $0.001, and 10,000,000 shares of preferred stock, par value $0.001. This registration statement pertains to our common stock. The holders of common stock are entitled to one vote per share on each matter submitted to a vote at any meeting of stockholders. Holders of common stock do not have cumulative voting rights, and therefore, a majority of the outstanding shares voting at a meeting of stockholders is able to elect the entire board of directors, and if they do so, minority stockholders would not be able to elect any members to the board of directors. Our bylaws provide that a majority of our issued and outstanding shares constitutes a quorum for stockholders’ meetings. Our stockholders have no preemptive rights to acquire additional shares of common stock or other securities. Our common stock is not subject to redemption and carries no subscription or conversion rights. In the event of liquidation of our company, the shares of our common stock are entitled to share equally in corporate assets after satisfaction of all liabilities and the payment of any liquidation preferences. The holders of our common stock are entitled to receive such dividends as the board of directors may from time to time declare out of funds legally available for the payment of dividends. We have not paid any dividends in the past and do not anticipate that we will pay dividends on our common stock in the foreseeable future. In certain cases, common stockholders may not receive dividends, if and when declared by the board of directors, until we have satisfied our obligations to any preferred stockholders.

Item 12. Indemnification of Directors and Officers.

Our articles of incorporation provide that to the fullest extent permitted by Nevada law, now or hereafter in force, no director of the Company shall be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director. In addition, Section 78.037 of the Nevada corporation law, Article Fourteenth of our articles of incorporation, and Section VII of our bylaws generally provide for indemnification of our directors and officers in a variety of circumstances, which may include liabilities under the Securities Act of 1933, as amended. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is contrary to public policy as expressed in the Securities Act and, therefore, is unenforceable.

Item 13. Financial Statements and Supplementary Data.

See Item 15(a) for a description of the consolidated financial statements of the Company being filed with this report.

Item 14. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.

None.

Item 15. Financial Statements and Exhibits.

(a) Financial Statements. The following financial statements are being filed with this Registration Statement and are located on pages F-1 through F-15 immediately following the signature page.

Index to Consolidated Financial Statements

Report of Independent Registered Public Accounting Firm

Consolidated Balance Sheets as of December 31, 2008 and 2007

Consolidated Statements of Operations for the years ended December 31, 2008 and 2007

Consolidated Statements of Stockholders’ Equity for the years ended December 31, 2008 and 2007

Consolidated Statements of Cash Flows for the years ended December 31, 2008 and 2007

Notes to Financial Statements

(b)	Exhibits

Exhibit Number	SEC Reference Number	Title of Document	Location

3.1	3	Articles of Incorporation	This Filing
3.2	3	Bylaws	This Filing
10.1	10	Franchise Agreement among Bajio, LLC, Ben Peay and Ryan Overton dated October 11, 2007 and the amendments thereto	This Filing
10.2	10	Area Development Rider between Bajio, LLC and Bajio-Idaho, LLC dated September 25, 2005 and the amendments thereto	This Filing
10.3	10	Lease Agreement dated April 2006 and the amendments thereto	This Filing
10.4	10	Promissory Note to Zions Bank dated November 4, 2008	This Filing
10.5	10	Promissory Note to Hobble Creek Investments dated December 16, 2008	This Filing
10.6	10	Promissory Note to West Coast Trees Inc. dated December 2, 2008	This Filing
21.1	21	Schedule of the Registrant’s Subsidiaries	This Filing

[The balance of this page has been left blank intentionally]

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

WASATCH FOOD SERVICES, INC.
(Registrant)

Dated: May 15, 2009	By /s/ Ben Peay
Ben Peay, President
(Principal Executive and Accounting Officer)

WASATCH FOOD SERVICES, INC. AND SUBSIDIARY

CONSOLIDATED FINANCIAL STATEMENTS

INDEX

Report of Independent Registered Public Accounting Firm	F-2

Consolidated Balance Sheets	F-3

Consolidated Statements of Operations	F-4

Consolidated Statements of Stockholders’ Equity (Deficit)	F-5

Consolidated Statements of Cash Flows	F-6

Notes to Consolidated Financial Statements	F-7

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders

Wasatch Food Services, Inc. and Subsidiary

Provo, Utah

We have audited the accompanying consolidated balance sheets of Wasatch Food Services, Inc. and Subsidiary as of December 31, 2008 and 2007, and the related consolidated statements of operations, stockholders’ equity (deficit) and cash flows for the years ended December 31, 2008 and 2007. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Wasatch Food Services, Inc. and Subsidiary as of December 31, 2008 and 2007, and the results of their operations and their cash flows for the years ended December 31, 2008 and 2007, in conformity with U.S. generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company was only recently formed, has limited operating history, and has a working capital deficit of $329,465 and a stockholders’ deficit of $45,140 at December 31, 2008. This raises substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ HJ & Associates, LLC

HJ & Associates, LLC

Salt Lake City, Utah

April 2, 2009

WASATCH FOOD SERVICES, INC. AND SUBSIDIDARY
Consolidated Balance Sheets
As of December 31, 2008 and 2007

	2008	2007
ASSETS

Current assets:
Cash	$ 7,365	$ 7,502
Inventories	3,534	5,520
Prepaid expenses	1,029	3,250
Income taxes receivable	6,733	-
Tenant improvement allowance receivable	-	71,400

Total current assets	18,661	87,672

Property and equipment, net	272,891	310,082

Other assets:
Deposits	11,434	11,434

	$ 302,986	$ 409,188

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

Current liabilities:
Accounts payable	$ 11,749	$ 48,577
Accounts payable – related party	-	3,002
Accrued liabilities	10,285	14,088
Deferred revenue	1,132	2,575
Income taxes payable	-	5,268
Accrued interest payable – related party	4,074	1,267
Notes payable – related party	124,500	77,000
Note payable - bank	196,386	101,105

Total current liabilities	348,126	252,882

Stockholders’ equity (deficit):
Preferred stock, $.001 par value; 10,000,000 shares authorized, no shares issued or outstanding	-	-
Common stock; $.001 par value, 150,000,000 shares authorized, 31,038,692 and 30,738,692 shares issued and outstanding, respectively	31,039	30,739
Additional paid-in capital	177,489	140,589
Accumulated deficit	(253,668)	(15,022)

Total stockholders’ equity (deficit)	(45,140)	156,306

	$ 302,986	$ 409,188

See accompanying notes to consolidated financial statements

WASATCH FOOD SERVICES, INC.
Consolidated Statements of Operations
For the Years Ended December 31, 2008 and 2007

	2008	2007

Revenues - restaurant sales	$ 394,121	$ 57,725

Costs and Expenses:
Restaurant operating costs:
Food, beverage and packaging	156,338	22,977
Labor	167,889	28,746
Occupancy	95,752	13,960
Other operating costs	81,818	14,606
General and administrative expenses	80,911	27,170
Depreciation and amortization expense	36,982	6,590
Pre-opening costs	-	58,630

Total costs and expenses	619,690	172,679

Loss from operations	(225,569)	(114,954)

Other Income (Expense):
Interest expense	(18,345)	(3,845)
Tenant location fees	-	110,232

Total other income (expense)	(18,345)	106,387

Loss before income taxes	(243,914)	(8,567)

Income tax (benefit) provision	(5,268)	5,268

Net loss	$ (238,646)	$ (13,835)

Loss per common share, basic and diluted	$ (0.01)	$ (0.00)

Weighted average number of common shares outstanding, basic and diluted	30,830,473	30,584,353

See accompanying notes to consolidated financial statements

WASATCH FOOD SERVICES, INC.
Consolidated Statements of Stockholders’ Equity (Deficit)
For the Years Ended December 31, 2008 and 2007

	Preferred Stock		Common Stock		Additional Paid-in	Accumulated
	Shares	Amount	Shares	Amount	Capital	Deficit	Total

Balance, December 31, 2006	-	$ -	30,000,000	$ 30,000	$ -	$ (1,187)	$ 28,813

Issuance of common stock for cash at $0.10 per share	-	-	450,000	450	44,550	-	45,000

Issuance of common stock for cash at $0.30 per share	-	-	288,692	289	86,319	-	86,608

Services contributed to capital	-	-	-	-	9,720	-	9,720

Net loss	-	-	-	-	-	(13,835)	(13,835)

Balance, December 31, 2007	-	-	30,738,692	30,739	140,589	(15,022)	156,306

Issuance of common stock for cash at $0.10 per share	-	-	300,000	300	29,700	-	30,000

Services contributed to capital	-	-	-	-	7,200	-	7,200

Net loss	-	-	-	-	-	(238,646)	(238,646)

Balance, December 31, 2008	-	$ -	31,038,692	$ 31,039	$ 177,489	$ (253,668)	$ (45,140)

See accompanying notes to consolidated financial statements

WASATCH FOOD SERVICES, INC.
Consolidated Statements of Cash Flows
For the Year Ended December 31, 2008 and 2007

	2008	2007
Cash flows from operating activities:
Net loss	$ (238,646)	$ (13,835)
Adjustment to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization expense	36,982	6,590
Services contributed to capital	7,200	9,720
Interest expense added to notes payable principal	1,110	-
(Increase) decrease in:
Inventories	3,853	(5,520)
Prepaid expenses	2,221	(3,250)
Income taxes receivable	(6,733)	-
Deposits	-	(11,434)
Increase (decrease) in:
Accounts payable	(38,792)	12,263
Accrued liabilities	(3,803)	14,088
Deferred revenue	(1,443)	2,575
Income taxes payable	(5,268)	5,268
Accrued interest payable – related party	2,807	1,267

Net cash provided by (used in) operating activities	(240,512)	17,732

Cash flows from investing activities:
Purchase of property and equipment	(2,696)	(349,943)
Tenant improvement allowance	71,400	-

Net cash provided by (used in) investing activities	68,704	(349,943)

Cash flows from financing activities:
Issuance of common stock	30,000	131,608
Proceeds from notes payable – related party	124,500	77,000
Repayment of notes payable – related party	(77,000)	-
Net proceeds from note payable – bank	94,171	101,105

Net cash provided by financing activities	171,671	309,713

Net decrease in cash	(137)	(22,498)

Cash, beginning of year	7,502	30,000

Cash, end of year	$ 7,365	$ 7,502

See accompanying notes to consolidated financial statements

Note 1 - Organization and Summary of Significant Accounting Policies

Organization and Basis of Presentation

Wasatch Food Services, Inc., (the Company) was incorporated under the laws of the State of Nevada on December 26, 2006 to operate in the food services industry. The Company was in the development stage through November 1, 2007, when restaurant operations commenced. The Company has elected a year end of December 31 for financial reporting purposes.

Principles of Consolidation

The financial statements include the accounts of the Company and its wholly owned subsidiary, Wasatch Food Services Idaho, Inc., an Idaho corporation operating a franchised BAJIO® restaurant (“WFSI”). All inter-company balances and transactions have been eliminated in consolidation.

Concentration of Credit Risk

The Company maintains its cash in bank deposit accounts which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk on cash.

Cash and Cash Equivalents

For purposes of the statements of cash flows, the Company considers all highly liquid investments with a maturity of three months or less to be cash equivalents. Since its inception, the Company has not held any short-term investments considered to be cash equivalents.

Inventories

Inventories, consisting principally of food, beverages and supplies, are valued at cost, using the first-in, first-out (FIFO) method. Certain inventories are purchased from a small number of suppliers.

Property and Equipment

Property and equipment are stated at cost, less accumulated depreciation and amortization. Expenditures for major renewals and improvements, net of tenant improvement allowances, are capitalized while expenditures for minor replacements, maintenance and repairs are expensed as incurred. Depreciation is calculated using the straight-line method over the useful lives of the assets. Leasehold improvements are amortized over the shorter of the lease term, which generally includes reasonably assured option periods, or the estimated useful lives of the assets. Upon retirement or disposal of assets, the accounts are relieved of cost and accumulated depreciation and amortization, and the related gain or loss in included in earnings.

Estimated useful lives are as follows:

Leasehold improvements	10 years
Furniture and fixtures	10 years
Equipment	3-7 years

Franchise Rights

The cost of franchise rights held by WFSI for Bajio restaurants in a defined geographical area of Idaho have been expensed as incurred and included in the consolidated statements of operations in pre-opening costs. The Company is currently in default under the agreement (see Note 4) and operating its restaurant at a loss. Therefore, the cost of the franchise rights has been expensed rather than capitalized due to these uncertainties.

Revenue Recognition

Revenue from restaurant sales is recognized when food and beverage products are sold. The Company reports revenue net of sales taxes collected from customers and remitted to governmental taxing authorities. Deferred revenue is recorded for gift cards that have been sold but not yet redeemed at their anticipated redemption value. The Company recognizes revenue and reduces the related deferred revenue when the gift cards are redeemed.

Tenant location fees revenue is recognized when services have been provided and fees have been received.

Franchise Fees

Franchise fees, generally equal to 8.5% of revenues, are accrued and included in other restaurant operating expenses.

Restaurant Pre-Opening Costs

Pre-opening costs, including costs of franchise rights, wages, benefits and travel for the training and opening teams, food and other restaurant operating costs are expensed as incurred prior to a restaurant opening for business.

Advertising Costs

Advertising is expensed as incurred and totaled $12,193 and $3,298 for the years ended December 31, 2008 and 2007, respectively.

Income Taxes

Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carryforwards, and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Earnings Per Share

The computation of basic earnings per common share is based on the weighted average number of common shares outstanding during the period.

The computation of diluted earnings per common share is based on the weighted average number of common shares outstanding during the period plus the common stock equivalents which would arise from the exercise of stock options and warrants outstanding using the treasury stock method and the average market price per share during the period. Common stock equivalents are not included in the diluted earnings per share calculation when their effect is anti-dilutive. The Company has not issued any stock options or warrants.

Use of Estimates in the Preparation of Financial Statements

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Note 2 – Going Concern

The accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplate continuation of the Company as a going concern. However, the Company was only recently formed, has a limited operating history, and has a working capital deficiency of $329,465 and a stockholders’ deficit of $45,140 at December 31, 2008. These factors raise substantial doubt about the ability of the Company to continue as a going concern.

The Company has obtained working capital from debt and equity financing to fund the Company’s operations, and will require additional working capital from these sources until sufficient revenues can be generated from operations. Management believes that with additional capital to fund marketing and business development expenses, restaurant operations will reach successful levels. There can be no assurance that the Company will be successful in these efforts, and the consolidated financial statements do not include any adjustments that might result from the outcome of these uncertainties.

Note 3 – Property and Equipment

Property and equipment consist of the following at December 31:

	2008	2007

Leasehold improvements	$ 150,994	$ 150,994
Furniture and fixtures	47,226	45,568
Equipment	118,243	120,110
	316,463	316,672
Less accumulated depreciation and amortization	(43,572)	(6,590)

	$ 272,891	$ 310,082

Leasehold improvements at December 31, 2007 have been reduced by a tenant improvement allowance receivable of $71,400, which receivable was collected in 2008.

Depreciation and amortization expense for the years ended December 31, 2008 and 2007 was $36,982 and $6,590, respectively.

The property and equipment is pledged as collateral for the note payable to bank.

Note 4 – Franchise Rights

In January 2007, WFSI entered into an agreement with Bajio-Idaho, LLC (“Bajio Idaho”) to purchase Bajio Idaho’s rights to a Franchise Agreement and Area Development Rider which grants rights to franchise and operate BAJIO® restaurants in a defined geographical area of Idaho. The purchase price of $25,000 was paid $12,500 each to Ben Peay, President of the Company, and Ryan Overton, who are affiliated with Bajio Idaho. The agreement requires WFSI to develop a total of four BAJIO® restaurants in the defined area through December 31, 2009, including the restaurant opened on November 1, 2007. The second restaurant was required to open by June 30, 2008, but a location has not been determined for the restaurant. The agreement also provides for the payment by WFSI of a $15,000 restaurant development fee for each restaurant to be developed under the agreement. WFSI is in default under the agreement, and is currently in discussions with the franchisor to extend the opening dates of the remaining three restaurants to be developed pursuant to the agreement.

Note 5 – Notes Payable – Related Party

At December 31, 2008, the Company had notes payable totaling $104,500 to Hobble Creek Investments, Inc., a company owned by Ben Peay, President of the Company, and $20,000 to West Coast Trees, Inc., a company owned by Ryan Overton, an affiliate of the Company. The loans are unsecured, bear interest at an annual rate of 8%, and are payable upon demand.

At December 31, 2007, the Company had notes payable totaling $77,000 to Hobble Creek Investments, Inc., a company owned by Ben Peay, President of the Company. The loans are unsecured, bear interest at an annual rate of 8%, and are payable upon demand. These notes payable were repaid during 2008.

Interest expense on the related party notes payable for the years ended December 31, 2008 and 2007 was $6,412 and $1,267, respectively. Accrued interest payable – related party for these notes was $4,074 and $1,267 at December 31, 2008 and 2007, respectively.

Note 6 – Note Payable - Bank

The Company has a revolving line of credit with its bank which allows the Company to borrow up to a principal balance of $200,000. At December 31, 2008 and 2007, the Company had borrowed $196,386 and $101,105, respectively, against the line of credit. Interest on the note is calculated at a rate equal to the bank’s prime rate plus 1.25 percent (7.50% at December 31, 2008), payable monthly. All outstanding principal and any unpaid interest are due on May 14, 2009. The note is collateralized by substantially all tangible and intangible operating assets of the Company, and is personally guaranteed by the major shareholders of the Company. Accrued interest payable on the note was $ 686 and $141 at December 31, 2008 and 2007, respectively.

Note 7 – Stockholders’ Equity

The Company has authorized 160,000,000 shares of $0.001 par value stock, of which 150,000,000 shares are designated as common shares and 10,000,000 shares are designated as preferred shares. The Board of Directors of the Company is to provide for the issuance of the preferred stock and to designate dividend rates, voting rights, redemption features and other terms. As of December 31, 2008 and 2007, there were no shares of preferred stock outstanding.

During the year ended December 31, 2008, 300,000 shares of common stock were issued at $0.10 per share for cash of $30,000.

During the year ended December 31, 2007, 450,000 shares of common stock were issued at $0.10 per share for cash of $45,000, and 288,692 shares of common stock were issued at $0.30 per share for cash of $86,608.

Note 8 – Income Taxes

The income tax provision (benefit) differs from the amount of income tax determined by applying the U.S. federal statutory tax rate of 34% to income (loss) before income taxes for the years ended December 31, 2008 and 2007 as follows:

	2008	2007

Income tax at statutory rate	$ (82,931)	$ (2,913)
State income taxes	(19,720)	1,772
Services contributed to capital	2,448	3,305
Impact of graduated rates	2,697	(5,806)
Other	537	264
Valuation allowance	91,701	8,646

Provision for income taxes	$ (5,268)	$ 5,268

Deferred tax assets (liabilities) are comprised of the following at December 31:

	2008	2007
Deferred tax assets:
Pre-opening costs	$ 8,450	$ 9,100
Deferred revenue	441	1,004
Net operating loss	101,196	-
Accrued interest payable – related party	1,589	494
Amortization	285	378
	111,961	10,976
Less valuation allowance	(100,810)	(9,109)
Net deferred tax assets	11,151	1,867
Deferred tax liability - depreciation	(11,151)	(1,867)

Net deferred taxes	$ -	$ -

The Financial Accounting Standards Board (“FASB”) has issued Financial Interpretation No. 48, Accounting for Uncertainty in Income Taxes – An Interpretation of FASB Statement No. 109 (FIN 48). FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with FASB Statement No. 109, Accounting for Income Taxes. FIN 48 requires a company to determine whether it is more likely than not that a tax position will be sustained upon examination based upon the technical merits of the position. If the more-likely-than-not threshold is met, a company must measure the tax position to determine the amount to recognize in the financial statements. As a result of the implementation of FIN 48, the Company performed a review of its material tax positions in accordance with recognition and measurement standards established by FIN 48.

At the adoption date of January 1, 2007, the Company had no unrecognized tax benefit which would affect the effective tax rate if recognized. There has been no significant change in the unrecognized tax benefit during the years ended December 31, 2008 and 2007.

The Company includes interest and penalties arising from the underpayment of income taxes in the consolidated statements of operations in the provision for income taxes. As of December 31, 2008 and 2007, the Company had no accrued interest or penalties related to uncertain tax positions.

The Company files income tax returns in the U.S. federal jurisdiction and in the state of Idaho. All U.S. federal and Idaho state income tax returns from inception in 2006 through the year ended December 31, 2008 are subject to examination.

At December 31, 2008, the Company had a net operating loss carryforward of approximately $279,000 available to offset taxable income through 2028.

Note 9 – Operating Lease

The Company operates its restaurant in leased premises. The original term of the lease is ten years, commencing November 2007, with an option to extend the lease for an additional five years. For the first five years of the lease, the Company is obligated to pay minimum rent of $5,157 per month. For the next five years of the lease, the Company is obligated to pay minimum rent of $5,672 per month. For each year of a lease extension beyond ten years, the minimum monthly rent will be increased 2% annually from the date of the extension. The lease also provides for the payment by the Company of common area maintenance, property taxes, insurance and other use and occupancy costs.

Future minimum lease payments required under the operating lease at December 31, 2008 are as follows:

2009	$ 61,880
2010	61,880
2011	61,880
2012	62,912
2013	68,068
Thereafter	260,927

Total minimum lease payments	$ 577,547

Rental expense, including common area charges, was 73,186 and $11,503 for the years ended December 31, 2008 and 2007, respectively.

Note 10 – Tenant Location Fees Revenue

During the year ended December 31, 2007, the Company received compensation of $110,232 from the developer of the shopping center where the Company’s restaurant is located. The compensation was unrelated to the rent agreement for the restaurant premises, and consisted of fees for locating tenants for the shopping center.

Note 11 – Supplemental Cash Flow Information

During the years ended December 31, 2008 and 2007, the Company paid interest expense of $14,792 and $2,437, respectively. During the years ended December 31, 2008 and 2007, the Company paid income taxes of $6,733 and $0, respectively.

During the year ended December 31, 2008, property and equipment decreased by $2,905, inventories increased by $1,867 and accounts payable decreased by $1,038.

During the year ended December 31, 2007, property and equipment of $38,129 was acquired with accounts payable. During the year ended December 31, 2007, property and equipment was reduced and tenant improvement allowance receivable was increased by $71,400.

Note 12 - Fair Value of Financial Instruments

The Company’s financial instruments consist of cash, accounts payable and notes payable. The carrying amount of cash and accounts payable approximates fair value because of the short-term nature of these items. The carrying amount of the notes payable approximates fair value as the individual borrowings bear interest at rates that approximate market interest rates for similar debt instruments.

Note 13 – Recent Accounting Pronouncements

On May 9, 2008, the FASB issued Statement of Financial Accounting Standards (“SFAS”) No. 162, The Hierarchy of Generally Accepted Accounting Principles. This statement is intended to improve financial reporting by identifying a consistent framework, or hierarchy, for selecting accounting principles to be used in preparing financial statements in conformity with U.S. generally accepted accounting principles (GAAP) for nongovernmental entities. The statement establishes that the GAAP hierarchy should be directed to entities because it is the entity (not its auditor) that is responsible for selecting accounting principles for financial statements that are presented in conformity with GAAP. This statement is effective 60 days following the SEC’s approval of the Public Company Accounting Oversight Board Auditing amendments to AU Section 411, The Meaning of Present Fairly in Conformity with Generally Accepted Accounting Principles. The Company does not believe the implementation of this statement will have a material impact on its financial statements.

               In March 2008, the FASB issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities. This statement changes the disclosure requirements for derivative instruments and hedging activities. Entities are required to provide enhanced disclosures about (a) how and why an entity uses derivative instruments, (b) how derivative instruments and related hedged items are accounted for under SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, and its related interpretations, and (c) how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows. This statement is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, or the Company’s fiscal year beginning January 1, 2009, with early application encouraged. This statement encourages, but does not require, comparative disclosures for earlier periods at initial adoption. The Company is unable to determine what impact the future application of this pronouncement may have on its financial statements.

In December 2007, the FASB issued SFAS No. 141(R) (revised 2007), Business Combinations. This statement replaces SFAS No. 141, Business Combinations and applies to all transactions or other events in which an entity (the acquirer) obtains control of one or more businesses (the acquiree), including those sometimes referred to as “true mergers” or “mergers of equals” and combinations achieved without the transfer of consideration. This statement establishes principles and requirements for how the acquirer: a) recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree; b) recognizes and measures the goodwill acquired in the business combination or a gain from a bargain purchase; and c) determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. This statement will be effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008, or the Company’s fiscal year beginning January 1, 2009. Earlier adoption is prohibited. The Company currently is unable to determine what impact the future application of this pronouncement may have on its financial statements.

In December 2007, the FASB issued SFAS 160, Noncontrolling Interests in Consolidated Financial Statements. This statement applies to all entities that prepare consolidated financial statements, except not-for-profit organizations, and amends Accounting Research Bulletin (“ARB”) 51 to establish accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. It also amends certain of ARB 51’s consolidation procedures for consistency with the requirements of SFAS No. 141(R) (revised 2007). This statement will be effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008, or the Company’s fiscal year beginning January 1, 2009. Earlier adoption is prohibited. The Company is currently unable to determine what impact the future application of this pronouncement may have on its financial statements.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities – Including an Amendment of FASB Statement No. 115. This statement permits entities to choose to measure many financial instruments and certain other items at fair value. Most of the provisions of SFAS No. 159 apply only to entities that elect the fair value option. However, the amendment to SFAS No. 115 Accounting for Certain Investments in Debt and Equity Securities, applies to all entities with available-for-sale and trading securities. SFAS No. 159 is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007. The Company adopted SFAS No. 159 on January 1, 2008, with no material impact on its financial statements.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements. SFAS No. 157 defines fair value, establishes a framework for measuring fair value, and requires enhanced disclosures about fair value measurements. SFAS No. 157 requires companies to disclose the fair value of their financial instruments according to a fair value hierarchy as defined in the standard. Additionally, companies are required to provide enhanced disclosure regarding financial instruments in one of the categories, including a reconciliation of the beginning and ending balances separately for each major category of assets and liabilities. In February 2008, the FASB issued FASB Staff Position (FSP) No. FAS 157-2, which delays by one year the effective date of SFAS No. 157 for certain types of non-financial assets and non-financial liabilities. As a result, SFAS No. 157 will be effective for financial statements issued for fiscal years beginning after November 15, 2007 for financial assets and liabilities carried at fair value on a recurring basis, and for fiscal years beginning after November 15, 2008 for non-recurring non-financial assets and liabilities that are recognized or disclosed at fair value. In October 2008, the FASB issued FSP No. 157-3, Determining the Fair Value of a Financial Asset When the Market for That Asset is Not Active, or FSP 157-3.  FSP 157-3 clarifies the application of SFAS 157 in a market that is not active and provides an example to illustrate key considerations in determining the fair value of a financial asset when the market for that financial asset is not active.  FSP 157-3 was effective upon issuance, including prior periods for which financial statements have not been issued.

The Company adopted SFAS No. 157 for financial assets and liabilities carried at fair value on a recurring basis on January 1, 2008, with no material impact on its financial statements. The Company is currently unable to determine the impact on its financial statements of the application of SFAS No. 157 on January 1, 2009, for non-recurring non-financial assets and liabilities that are recognized or disclosed at fair value.

Note 14 – Subsequent Events

During the three months ended March 31, 2009, the Company borrowed an additional $32,000 from Hobble Creek Investments, Inc., a related party.